EXHIBIT 99.1

HEICO Reports Record Sales and Operating Income for Fourth Quarter and Full Year Results

    29% Increase in Full Year Operating Income and 22% Increase
       in Full Year Net Income on 30% Increase in Net Sales
                    Represent All-Time Records;

   Fourth Quarter Operating Income Increased 36% on 27% Increase
                           in Net Sales

MIAMI and HOLLYWOOD, Fla., Dec. 19, 2007 (PRIME NEWSWIRE) -- HEICO Corporation (NYSE:HEI-A) (NYSE:HEI) today reported that net income increased 22% to a record $39,005,000, or $1.45 per diluted share, for the fiscal year ended October 31, 2007, up from $31,888,000, or $1.20 per diluted share, for the fiscal year ended October 31, 2006. For the fourth quarter of fiscal 2007, net income increased 15% to $10,763,000, or 40 cents per diluted share, up from $9,321,000, or 35 cents per diluted share, in the fourth quarter of fiscal 2006.

Operating income increased 29% to a record $86,014,000 for the fiscal year ended October 31, 2007 from $66,867,000 for the fiscal year ended October 31, 2006. For the fourth quarter of fiscal 2007, operating income increased 36% to $23,847,000 from $17,573,000 in the fourth quarter of fiscal 2006.

Net sales increased 30% to a record $507,924,000 for the fiscal year ended October 31, 2007 from $392,190,000 for the fiscal year ended October 31, 2006. For the fourth quarter of fiscal 2007, net sales increased 27% to a record $139,870,000 from $109,825,000 in the fourth quarter of fiscal 2006.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased to report all-time record highs in consolidated net sales, operating income and net income in our full-year fiscal 2007 results. Both our Flight Support and our Electronic Technologies Groups reported record net sales for full fiscal 2007, with increases of 38% and 8%, respectively, over fiscal 2006. In addition, both groups reported record high net sales for the fourth quarter of fiscal 2007, with the Flight Support Group reporting a 31% increase and the Electronic Technologies Group reporting an 18% increase over the fourth quarter of fiscal 2006. The sales increases within both groups reflects strong organic growth as well as recent strategic acquisitions. Organic revenue growth within the Flight Support Group and the Electronic Technologies Group approximated 21% and 5%, respectively, for full fiscal 2007 and 22% and 12%, respectively, for the fourth quarter of fiscal 2007 when compared to net sales in the comparable periods of fiscal 2006.

"Operating income of our Flight Support Group increased 44% to a record $67.4 million for the fiscal year ended October 31, 2007, up from $46.8 million for the fiscal year ended October 31, 2006, and increased 33% to $17.3 million for the fourth quarter of fiscal 2007, up from $13.0 million for the fourth quarter of fiscal 2006. The increase in operating income of the Flight Support Group for the full year and fourth quarter reflects both an increase in net sales and operating efficiencies. Operating margins of the Flight Support Group improved to 17.6% for the fiscal year ended October 31, 2007 versus 16.9% for the fiscal year ended October 31, 2006 and improved to 16.8% for the fourth quarter of fiscal 2007 from 16.5% for the fourth quarter of fiscal 2006.

"Operating income of our Electronic Technologies Group increased 16.7% to a record $10.5 million for the fourth quarter of fiscal 2007, up from $9.0 million for the fourth quarter of fiscal 2006, and totaled $33.9 million for the fiscal year ended October 31, 2007, or approximately the same as the $34.0 million reported for the fiscal year ended October 31, 2006. Operating margins of the Electronic Technologies Group were 27.3% in the fiscal year ended October 31, 2007 and 28.4% in the fourth quarter of fiscal 2007 versus 29.6% in the fiscal year ended October 31, 2006 and 28.8% for the fourth quarter of fiscal 2006. The decrease in the operating margins in fiscal 2007 was anticipated and principally reflects a less favorable product mix during fiscal 2007. Overall, however, operating margins for our Electronic Technologies Group remain very strong.

"Our consolidated operating margin of 16.9% for the fiscal year ended October 31, 2007 was in line with our expectation and approximated the 17.0% reported for the fiscal year ended October 31, 2006. Our consolidated operating margin for the fourth quarter of fiscal 2007 was 17.0%, up from 16.0% for the fourth quarter of fiscal 2006, principally reflecting the increased operating margins within the Flight Support Group.

"Cash flow provided by operating activities for fiscal 2007 totaled $57.5 million, including $20.2 million generated in the fourth quarter of fiscal 2007, up from $46.9 million for fiscal 2006. Cash flow provided by operating activities for fiscal 2007 also represents an all-time record.

"We recently announced a 25% increase in our semi-annual cash dividend to $.05 per share, which is payable in January 2008. By raising the cash dividend, our goal is to reflect our continuing confidence in HEICO's growth strategies and reward our shareholders, while retaining sufficient capital required to fund our internal growth objectives and acquisition strategies.

"As we look to fiscal 2008 and beyond, we believe our commitment to develop new products and services, increased product demand from our customers, our strong financial position and our ability to identify select acquisition opportunities provide the foundation for continued growth in sales and earnings.

"Based on current market conditions, we are targeting fiscal 2008 twelve-month net sales in the range of $575 to $580 million, operating income in the range of $100 to $103 million and diluted net income per share in the range of $1.73 to $1.76.

"Fiscal 2008 cash flow provided by operating activities should approximate $70 million and our capital expenditures budget for fiscal 2008 approximates $19 million, including approximately $7 million of capital expenditures deferred from fiscal 2007. Capital expenditures totaled $12.9 million in fiscal 2007, which was less than the original budget of $19 million principally as a result of the deferred amounts.

"Since 1990, HEICO has achieved a CAGR of 19% in both net sales and net income. We remain confident our disciplined business model will continue to provide opportunity for long-term sustainable growth."

As previously announced, HEICO will hold a conference call on Thursday, December 20, 2007 at 9:00 a.m. Eastern Standard Time to discuss its fourth quarter and fiscal year results. Individuals wishing to participate in the conference call should dial: U.S. (877) 366-0713, Canada (866) 627-1653 or International (302) 607-2000, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM42080 (or "8642080"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: U.S. (800) 355-2355 or Canada/International (402) 220-2946 and enter the Playback Passcode/Conference ID 42080 followed by the "#" key.

There are currently approximately 15.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.5 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                       Twelve Months Ended October 31,
                                       ------------------------------
                                            2007             2006
                                        ------------     ------------
 Net sales                              $507,924,000     $392,190,000
 Cost of sales                           330,466,000      249,677,000
 Selling, general and
  administrative expenses                 91,444,000       75,646,000
                                        ------------     ------------
 Operating income                         86,014,000       66,867,000
 Interest expense                         (3,293,000)      (3,523,000)
 Interest and other income                    95,000          639,000
                                        ------------     ------------
 Income before income taxes
  and minority interests                  82,816,000       63,983,000
 Income tax expense                       27,530,000       20,900,000
                                        ------------     ------------
 Income before minority interests         55,286,000       43,083,000
 Minority interests' share of income      16,281,000       11,195,000
                                        ------------     ------------
 Net income                             $39,005,000(a)   $31,888,000(b)
                                        ============     ============
 Net income per share:
   Basic                                $       1.52     $       1.27
   Diluted                              $       1.45     $       1.20

 Weighted average number
  of common shares outstanding:
   Basic                                  25,715,899       25,084,532
   Diluted                                26,931,048       26,597,603

                                       Twelve Months Ended October 31,
                                       -------------------------------
                                            2007             2006
                                        ------------     ------------
 Operating segment information: -
  Net sales:
   Flight Support Group                 $383,911,000     $277,255,000
   Electronic Technologies Group         124,035,000      115,021,000
   Intersegment sales                        (22,000)         (86,000)
                                        ------------     ------------
                                        $507,924,000     $392,190,000
                                        ============     ============

  Operating income:
   Flight Support Group                 $ 67,408,000     $ 46,840,000
   Electronic Technologies Group          33,870,000       34,026,000
   Other, primarily corporate            (15,264,000)     (13,999,000)
                                        ------------     ------------
                                        $ 86,014,000     $ 66,867,000
                                        ============     ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                        Three Months Ended October 31,
                                        -----------------------------
                                            2007             2006
                                        ------------     ------------
 Net sales                              $139,870,000     $109,825,000
 Cost of sales                            91,272,000       70,485,000
 Selling, general and
  administrative expenses                 24,751,000       21,767,000
                                        ------------     ------------
 Operating income                         23,847,000       17,573,000
 Interest expense                           (855,000)        (896,000)
 Interest and other (expense) income        (133,000)         274,000
                                        ------------     ------------
 Income before income taxes
  and minority interests                  22,859,000       16,951,000
 Income tax expense                        7,804,000        4,707,000
                                        ------------     ------------
 Income before minority interests         15,055,000       12,244,000
 Minority interests' share of income       4,292,000        2,923,000
                                        ------------     ------------
 Net income                             $ 10,763,000     $ 9,321,000(b)
                                        ============     ============
 Net income per share:
   Basic                                $        .41     $        .37
   Diluted                              $        .40     $        .35

 Weighted average number of
  common shares outstanding:
   Basic                                  26,002,339       25,345,446
   Diluted                                27,110,260       26,827,216

                                        Three Months Ended October 31,
                                        -----------------------------
                                            2007             2006
                                        ------------     ------------
 Operating segment information: -
  Net sales:
   Flight Support Group                 $102,952,000     $ 78,669,000
   Electronic Technologies Group          36,924,000       31,163,000
   Intersegment sales                         (6,000)          (7,000)
                                        ------------     ------------
                                        $139,870,000     $109,825,000
                                        ============     ============

  Operating income:
   Flight Support Group                 $ 17,314,000     $ 13,008,000
   Electronic Technologies Group          10,487,000        8,990,000
   Other, primarily corporate             (3,954,000)      (4,425,000)
                                        ------------     ------------
                                        $ 23,847,000     $ 17,573,000
                                        ============     ============

 HEICO CORPORATION
 Footnotes to Condensed Consolidated Statements of Operations
 (Unaudited)
 ---------------------------------------
 (a) Fiscal 2007 net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development activities recognized for the full fiscal 2006 year pursuant to the retroactive extension in December 2006 of Section 41, "Credit for Increasing Research Activities," of the Internal Revenue
     Code, which increased net income for the fiscal year ended
     October 31, 2007 by $535,000, or $.02 diluted share.

 (b) Fiscal 2006 net income reflects the benefit of a tax credit (net of related expenses) for qualified research and development activities claimed for certain prior years, which increased net income for the fiscal year ended October 31, 2006 by $1,002,000, or $.04 per diluted share, and net income for the fourth quarter of fiscal 2006 by $767,000, or $.03 per diluted share.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                                   October 31,
                                           ---------------------------
                                               2007           2006
                                           ------------   ------------
 Cash and cash equivalents                 $  4,947,000   $  4,999,000
 Accounts receivable, net                    82,399,000     65,012,000
 Inventories, net                           115,770,000     97,283,000
 Prepaid expenses and other current assets   14,692,000     12,727,000
                                           ------------   ------------
    Total current assets                    217,808,000    180,021,000
 Property, plant and equipment, net          55,554,000     49,489,000
 Goodwill                                   310,502,000    275,116,000
 Other assets                                47,438,000     30,189,000
                                           ------------   ------------
    Total assets                           $631,302,000   $534,815,000
                                           ============   ============

 Current maturities of long-term debt      $  2,187,000   $     39,000
 Other current liabilities                   85,151,000     65,464,000
                                           ------------   ------------
    Total current liabilities                87,338,000     65,503,000
 Long-term debt, net of current maturities   53,765,000     55,022,000
 Deferred income taxes                       35,296,000     28,052,000
 Other non-current liabilities               10,364,000      5,679,000
                                           ------------   ------------
    Total liabilities                       186,763,000    154,256,000
 Minority interests in consolidated
  subsidiaries                               72,938,000     63,301,000
 Shareholders' equity                       371,601,000    317,258,000
                                           ------------   ------------
    Total liabilities and
     shareholders' equity                  $631,302,000   $534,815,000
                                           ============   ============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                        Twelve Months Ended October 31,
                                        ------------------------------
                                             2007            2006
                                         ------------    ------------
 Operating Activities:
  Net income                             $ 39,005,000    $ 31,888,000
  Depreciation and amortization            12,167,000      10,565,000
  Deferred income tax provision             2,819,000       2,557,000
  Minority interests' share of income      16,281,000      11,195,000
  Tax benefit from stock option exercises   6,873,000       2,210,000
  Excess tax benefit from stock
   option exercises                        (5,262,000)     (1,550,000)
  Stock option compensation expense           658,000       1,373,000
  Increase in accounts receivable         (13,790,000)     (5,018,000)
  Increase in inventories                 (14,701,000)    (13,148,000)
  Increase in current liabilities          12,801,000       5,756,000
  Other                                       599,000       1,080,000
                                         ------------    ------------
   Net cash provided by
    operating activities                   57,450,000      46,908,000
                                         ------------    ------------

 Investing Activities:
  Acquisitions and related costs, net
   of cash acquired                       (48,367,000)    (58,117,000)
  Capital expenditures                    (12,886,000)     (9,964,000)
  Other                                        59,000         520,000
                                         ------------    ------------
   Net cash used in investing
    activities                            (61,194,000)    (67,561,000)
                                         ------------    ------------
 Financing Activities:
  Borrowings on revolving credit
   facility, net                                   --      21,000,000
  Payments on short-term line
   of credit, net                                  --      (2,000,000)
  Cash dividends paid                      (2,056,000)     (2,004,000)
  Proceeds from stock option exercises      6,875,000       5,071,000
  Excess tax benefit from stock
   option exercises                         5,262,000       1,550,000
  Distributions to minority interest
   owners                                  (6,448,000)     (3,306,000)
  Other                                       (57,000)        (26,000)
                                         ------------    ------------
   Net cash provided by financing
    activities                              3,576,000      20,285,000
                                         ------------    ------------
 Effect of exchange rate changes on cash      116,000          37,000
                                         ------------    ------------
 Net decrease in cash and cash
  equivalents                                 (52,000)       (331,000)
 Cash and cash equivalents at beginning
  of year                                    4,999,000       5,330,000
                                          ------------    ------------
 Cash and cash equivalents at
  end of year                             $  4,947,000    $  4,999,000
                                          ============    ============

CONTACT: HEICO Corporation
         Thomas S. Irwin
           (954) 987-4000 ext. 7560
         Victor H. Mendelson
           (305) 374-1745 ext. 7590